EXHIBIT 10.1

EXECUTIVE TRANSITION AGREEMENT

This agreement (the “Agreement”), dated as of the Effective Date specified below and executed and delivered by the Parties on August 2, 2010 (the “Execution Date”), is by and between CIBER, Inc. (the “Company”) and Mac J. Slingerlend (the “Executive”).  The Company and Executive shall be referred to collectively as the “Parties” and individually as a “Party.”

Recitals

1.             Executive has been employed by the Company and its predecessors  since on or about January 1, 1989.

2.             Executive and the Company have agreed that Executive’s employment relationship with the Company shall end and desire to provide for a transition period during which the terms and conditions of the current employment relationship shall be modified.

3.             Accordingly, Executive and the Company have entered into this Agreement to set forth the terms and conditions of their relationship on and after the Effective Date.

Agreement

In consideration of the following obligations, the Parties agree as follows.

1.             Effective Date and Separation Date.   The “Effective Date” shall mean April 11, 2010.  Effective as of the Effective Date, Executive shall be deemed to have retired and/or resigned from all positions with the Company and all affiliates thereof, including without limitation, offices, committee memberships and Board membership, if any, other than the position of “president emeritus” as provided herein.  On April 12, 2010, the Company announced (i) Executive’s retirement from the positions of President and Chief Executive Officer and his resignation as a member of the board of directors (and any committee thereof) of the Company, and (ii) Executive’s appointment to the honorary position of “president emeritus.”  The Company may announce the terms of this Agreement when and as it deems appropriate. Notwithstanding the foregoing, Executive shall remain employed by the Company through the expiration of the Transition Period on the terms and conditions provided herein; provided that Executive’s employment is not earlier terminated for Cause, as defined below.  The final date of Executive’s employment (for any reason) shall be referred to herein as the “Separation Date.”  As of the Separation Date, Executive shall be deemed to have resigned from Executive’s then current position as an employee of the Company (and any other position Employee may then hold with the Company and any of its affiliates, if any).

2.             Transition Period.

(a)           Transition Period Defined.  Provided that Executive is not earlier terminated for Cause, the Company will continue to employ Executive, and Executive agrees to continue in the employ of the Company on the terms and subject to the conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2010 (the “Transition Period”).

(b)           Position and Duties During Transition.  During the Transition Period:  (A) Executive shall serve as “president emeritus,” or in such other position as may be reasonably designated by the Company, with such duties, authorities and responsibilities as may reasonably be assigned to Executive by the Company, and shall report to Paul Jacobs; and (B) Executive’s services shall primarily be performed in Greenwood Village, Colorado, although Executive agrees to travel to the extent reasonably necessary to perform the duties contemplated by this Agreement.  During the Transition Period, Executive agrees to devote sufficient time and attention during normal business hours to the business and affairs of the Company as reasonably directed or specified by the Company, and, to the extent necessary to discharge Executive’s responsibilities hereunder, to use Executive’s reasonable best efforts to perform such responsibilities in accordance with this Agreement, Company policies and applicable law.  It is expressly agreed that Executive’s position with the Company during the Transition Period shall be as an employee of the Company, but not as an officer of any kind of the Company, and that Executive’s title as “president emeritus” does not imply that Executive is, nor does it create any right in Executive to be, an officer of the Company.

(c)            Payments and Benefits During Transition.

(i)            Base Salary.  During the Transition Period, Executive shall receive a base salary (“Base Salary”) payable in cash at the gross rate of $650,000 per year.  The Base Salary shall be payable in installments, less legally required and Executive directed withholdings, consistent with the Company’s payroll procedures in effect from time to time, provided that such installments shall be no less frequent than monthly.

(ii)           Savings and Retirement Plans.  During the Transition Period, Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs, in each case on the terms and conditions made available to employees of the Company generally.  Vesting of any Company contributions to Executive’s 401(k) Plan account shall be in accordance with the terms of the Company’s 401(k) Plan, as amended.

(iii)          Welfare Benefit Plans.  During the Transition Period, Executive and Executive’s spouse and dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) on the terms and conditions made available to employees of the Company generally, or, if materially better benefits are made available to the Company’s officers, then on the terms and conditions made available to the officers of the Company generally.

(iv)          Miscellaneous. Subject to Executive’s compliance with his obligations hereunder, during the Transition Period, the Company shall:

(A)          forward Executive’s personal mail (i.e. non-Company related mail) to Executive in his absence;

(B)           permit Executive to continue to use his Company issued Blackberry and pay the reasonable fees and expenses related to such use, including the reasonable fees and expenses related to Executive’s use of the mobile phone feature of such device with the telephone number xxx-xxx-xxxx, and a cellular phone with the number xxx-xxx-xxxx (and following the expiration of the Transition Period the Company shall transfer and assign the Blackberry only to Executive);

(C)           provide Executive with an office in the Denver Tech Center;

(D)          retain Executive’s current office phone line as a dedicated phone line for Executive, which shall be forwarded to the office location in paragraph 2(c)(iv)(C) above or as otherwise directed by Executive;

(E)           permit Executive to continue his use of his Company e-mail account; and

(F)           reimburse Executive for reasonable expenses incurred by Executive on behalf of the Company;

(G)           make an employee of the Company available (at the Company’s premises or use the services existing at the office referred to in paragraph 2(c)(iv)(C) above at the Company’s expense) to provide reasonable secretarial support to Executive in connection with any of the foregoing.

3.             Payments and Benefits Upon Separation of Employment.

(a)           Salary Through Separation Date.  Executive’s base salary as defined in Section 2(c)(i) earned through the Separation Date to the extent not already paid as of the Separation Date will be paid to Executive on the first regularly scheduled date for payment of employee salaries following the Separation Date in accordance with the Company’s then current payroll practices.

(b)           Bonus.  Provided Executive’s employment is not terminated for Cause, as defined below, and so long as Executive complies with the terms and provisions of the RC Section, and conditioned upon Executive’s execution and delivery to the Company (and, if applicable, non-revocation) of a legal release in the form attached hereto as Exhibit A (the “Post-Separation Release”) within 21 days following the Separation Date (collectively, the “Conditions”), in consideration of Executive’s work before the Separation Date during 2010, the Company shall pay Executive a bonus of $310,525 (which represents 50% of the estimated maximum bonus Executive could have earned for 2010) less any outstanding advances taken by the Executive against his anticipated 2010 bonus payments and any legally required withholdings.  Subject to the foregoing conditions, this payment shall be made on or prior to the later of (i) five (5) business days after the Company’s auditors have signed off on the Company’s 2010 audit, but no later than March 15, 2011, or (ii) eight (8) business days following the later of (A) Executive’s execution of the attached legal release or (B) expiration of any applicable non-revocation period.

(c)           Lump-sum Payment.  Provided the Conditions are satisfied, the Company shall pay to Executive a one-time, lump sum payment in an amount equal to $2,542,100 (which is equal to (A) two multiplied by (B) Executive’s base salary of $650,000 plus $621,050 (Executive’s estimated maximum possible bonus payment for 2010)), less legally required withholdings.  This payment shall be made on or prior to the later of (i) five (5) business days after the Company’s auditors have signed off on the Company’s 2010 audit, but no later than March 15, 2011, or (ii) eight (8) business days following the later of (A) Executive’s execution of the attached legal release or (B) expiration of any applicable non-revocation period.

(d)           Salary Continuation Plan.  Effective as of the date hereof, the Company shall terminate the Company’s Salary Continuation Retirement Plan for Executive (the “Salary Continuation Plan”) and, provided that the Conditions are satisfied, the Company shall pay Executive a lump sum of $2,718,000, which payment shall be in lieu of any and all rights Executive may have under the Salary Continuation Plan, and Executive hereby agrees to the termination of the Salary Continuation Plan and relinquishment and cancellation of all such rights in exchange for the Company’s agreement pursuant hereto to pay such lump sum amount subject to the satisfaction the Conditions as of the date of such payment.  This payment shall be made as soon as practicable following the closing of the Company’s bank financing in 2011, but in no event (i) prior to the date that is 12 months and 1 day following the date of termination of the Salary Continuation Plan, or (ii) later than September 30, 2011.

(e)           Options, Restricted Stock Units and Long-Term Incentive Compensation.

(i)            Options and Restricted Stock Units. Exhibit B sets forth a list of all outstanding options and restricted stock units held by Executive.  All outstanding options held by Executive that have an exercise price of $5.86 or more, are hereby terminated and canceled, and such options are identified on Exhibit B as being “canceled.”  Provided the Conditions are met, the Company shall cause the unvested portion of the options and restricted stock units granted to Executive by the Company and identified on Exhibit B as being “accelerated” to be fully vested.  Notwithstanding anything to the contrary in the Company’s option plans or in any option agreement between Executive and the Company, each outstanding and vested option of Executive (including any option that may become vested by virtue of the preceding sentence) shall be exercisable by Executive at any time prior to its original expiration date as set forth on Exhibit B irrespective of the termination of Executive’s employment with the Company.

(ii)           Long Term Incentive Plans. Except as provided in clause (i) of this Section 3(e), following the Effective Date, Executive shall not be eligible to receive any further awards under any of the Company’s Long-Term Incentive Plans.

(f)            Insurance.

(i)            Continuation of Current Medical Insurance.

(A)          Executive’s current benefit elections and coverage (including with respect to Executive’s spouse) shall continue through the Separation Date.  If Executive timely elects to participate in the COBRA program by completing and returning the required paperwork to the Company or the Company’s administrator, as applicable, and provided the Conditions are satisfied, then the Company will pay COBRA premiums for medical and dental insurance (“COBRA Payments”) on behalf of Executive directly to the COBRA insurance carrier(s) for a period of up to 18 months following the Separation Date (“COBRA Benefit Termination Date”).  Executive’s right to have COBRA Payments made on Executive’s behalf shall terminate as of the earlier of the date on which Executive becomes eligible for substantially similar welfare benefits under another employer’s group benefit plans or the COBRA Benefit Termination Date.  Executive shall promptly notify the Company in writing if other employment is secured or if Executive is covered by another employer’s group benefit plan prior to the COBRA Benefit Termination Date.

(ii)           Medical Insurance Following Expiration of COBRA.

(A)          Provided the Conditions are satisfied, if the Executive has timely elected to participate in the COBRA program and exhausted such benefits in accordance with Section f(i), and Executive or Executive’s spouse, as applicable, is not eligible for welfare benefits under another employer’s group benefit plans, following the COBRA Benefit Termination Date and for a period of 18 months thereafter (the “Company Coverage Period”), the Company shall pay the premiums for Executive’s and/or Executive’s Spouse’s (as applicable) medical, dental and vision insurance under insurance plans offered by the Company to its employees, or if no such self-insured plan exists and no fully insured plan or plans will cover Executive or Executive’s spouse, under plans offering similar coverage to such plans and reasonably acceptable to the Company and Executive, provided that in no event shall the aggregate amount of such premiums exceed $1,000 per month.

(B)           Provided the Conditions are satisfied, and subject to applicable law and any rules, limitations or requirements of or imposed by the Company’s insurance carriers, for a period of 10 years following the later of the Separation Date or the date on which the Company is no longer paying the premiums for Executive’s and/or Executive’s Spouse’s (as applicable) medical, dental and vision insurance under insurance plans offered by the Company to its employees either pursuant to Section 3(f)(i)(A) or 3(f)(ii)(A), Executive and his spouse shall be permitted by the Company to maintain medical, dental and vision insurance under the Company’s medical, dental and vision insurance plans, if any, at Executive’s sole cost and expense.

(iii)          Life Insurance.  Provided the Conditions are satisfied, the Company shall keep the life insurance policies listed on Exhibit C-1 hereto in full force and effect during the Transition Period, pay all premiums for such policies for calendar year 2010, and, following the Separation Date, transfer and assign all such policies to Executive.  Promptly after the date hereof, the Company shall cancel the life insurance policy listed on Exhibit C-2-A hereto and shall retain 100% of the cash surrender value received by the insurance company in connection therewith.  Promptly after the date hereof, the Company shall effectuate a cash withdrawal and retain such withdrawn amount in respect of the life insurance policy listed on Exhibit C-2-B hereto in an amount equal to the Withdrawn Cash Amount, and thereafter the Company shall transfer and assign such policy to Executive.  The “Withdrawn Cash Amount” shall equal the cash surrender value of the life insurance policy listed on Exhibit C-2-B minus an amount equal to 10% times the sum of the cash surrender values of the life insurance policies listed on Exhibit C-2-A and Exhibit C-2-B hereto.

(iv)          Long-Term Care Insurance.  Provided the Conditions are satisfied, the Company shall pre-pay in full the premiums for the long-term care insurance policies listed on Exhibit D hereto and within ten (10) days after the execution of this Agreement assign such policies to Executive and Executive’s spouse, as applicable.

(g)           Miscellaneous.  Upon execution of this Agreement, Executive shall surrender to the Company the Company’s United Airlines — Global Services level status card currently held in Executive’s name.  Provided the Conditions are satisfied, the Company shall:

(i)            UAL Pass. Subject to any applicable law, rules or regulations, including any rules or regulations of United Airlines, transfer and assign to Executive the UAL Pass Plus currently held by the Company in Executive’s name.

(ii)           Memberships.  Subject to any applicable law, rules or regulations, including any rules or regulations of the applicable golf club or country club, transfer and assign to Executive any ownership interest the Company may have in Executive’s membership to the Castle Pines Golf Club and the Glenmoor Country Club, and shall pay all membership fees or dues relating to such memberships for calendar year 2010.

(iii)          Computers. Executive shall allow a third party contractor chosen by the Company to delete all Confidential Information (as defined below) from the desktop computer currently located at Executive’s residence, the desktop computer currently located at Executive’s second home, and the lap-top or portable computer currently utilized by Executive, or, in lieu thereof, Executive may provide the Company with written certification that he has deleted all such Confidential Information, and thereafter, the Company shall transfer and assign such devices to Executive.

(iv)          Positive Reference.  Permit Executive to request positive references from the Paul Jacobs, Chairman of the Board of Directors, with respect to his performance as an employee of the Company.

(v)           Legal Fees.  Pay the legal fees of Krendl Krendl Sachnoff & Way incurred by Executive in connection with the negotiation of this Agreement, up to a maximum amount of $40,000.

(vi)          Indemnification for Promissory Note.  Indemnify and hold harmless Executive from payment of principal and accrued but unpaid interest in respect of Executive’s existing promissory note dated February 28, 2005 having a stated interest rate of 2.09%, a copy of which has been previously provided to the Company, in the event that such promissory note is not cancelled.

4.             Termination of Employment.

(a)           Death.  Executive’s employment shall terminate automatically upon Executive’s death during the Transition Period.  In the Event of Executive’s death during the Transition Period, all amounts payable hereunder to Executive shall be thereafter payable to Executive’s heirs and assigns, as and when such amounts would have been paid in the absence of Executive’s death.

(b)           Cause.  If Executive’s employment is terminated for Cause, as defined below, or Executive voluntarily terminates Executive’s employment during the Transition Period, the Company shall be required to pay to Executive only Executive’s Base Salary through the date of termination to the extent theretofore unpaid.

For purposes of this Agreement, “Cause” shall mean:

(i)            the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

(ii)           a violation of any term or provision of the RC Section by Executive; or

(iii)          a willful violation of any regulatory requirement, or of any material Company policy or procedure (including the Company’s Insider Trading Policy and Related Party Transactions Policy).

(c)           Relief of Duties.  The Company shall not terminate Executive’s employment without Cause at any time between the Effective Date and the Separation Date; provided that at any time the Company shall have the right to relieve Executive of any obligation to report for work, and the Company shall have no obligation to assign duties and responsibilities to Executive, so long as in doing so the Company does not reduce or otherwise affect Executive’s economic rights pursuant to this Agreement.

5.            Taxes.  If any taxes, interest or penalties are assessed against the Company in connection with any payment made or consideration provided pursuant to this Agreement, or based on any failure to withhold any sum from any payment made pursuant to this Agreement, the Company shall give notice to Executive.  Upon receiving that notice, Executive shall either pay to the Company the total amount of the assessment, including all taxes, interest and penalties owed, or defend against the assessment, at Executive’s sole expense (excluding penalties arising from the Company’s failure to withhold).  If any assessment is imposed on the Company, Executive shall immediately reimburse the Company for all taxes, interest or penalties paid by the Company (excluding penalties arising from the Company’s failure to withhold).  The Company shall not be obligated to contest the validity of any such assessment or to reimburse Executive for any amounts, including costs and attorneys’ fees, that Executive incurs in contesting the assessment.  In the event that Executive contests such assessment, the Company shall cooperate with Executive in the manner set forth in Section 11 hereto.  Notwithstanding any other provision of this Agreement, this Agreement shall not be construed so as to impose on Executive any duty to pay, or to reimburse the Company for, tax liabilities imposed on the Company by law, such as the Company’s obligation to pay its share of FICA for certain payments made to Executive under this Agreement.

6.            No Other Severance or Change of Control Benefits.  Notwithstanding any other provision of this Agreement, Executive shall not be entitled to receive any payments or benefits under any severance or change of control plan, program or agreement or any similar plan, program or agreement other than those that are described and anticipated under this Agreement.

7.             Restrictive Covenants.

(a)           Executive acknowledges that Executive’s employment by the Company creates a relationship of confidence and trust between Executive and the Company with respect to the Company, its business and any and all confidential and proprietary information applicable to the business of the Company, its clients and its affairs.  Executive further acknowledges the highly competitive nature of the business of the Company.  Accordingly, it is agreed that the restrictions contained in this section concerning Restrictive Covenants (the “RC Section”) are reasonable and necessary for the protection of the interests of the Company and that any violation of these restrictions would cause substantial and irreparable injury to the Company.

(b)            Protection of Confidential Information.

(i)            Definition of “Confidential Information.” “Confidential Information” means all nonpublic information  (whether in paper or electronic form, or contained in Executive’s memory, or otherwise stored or recorded) relating to or arising from the Company’s business, including, without limitation, trade secrets used, developed or acquired by the Company in connection with its business.  Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the Company’s business; the Company’s business plans and strategies; the identities of the Company’s customers and the specific individual customer representatives with whom the Company works; the details of the Company’s relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in the Company’s business; the details of the Company’s relationships with such distributors, contractors and vendors; the nature of fees and charges made to the Company’s customers; nonpublic forms, contracts and other documents used in the Company’s business; all information concerning the Company’s employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in the Company’s business, whether proprietary to the Company or used by the Company under license from a third party; and all other information concerning the Company’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements.  “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of Executive.

(ii)           Executive’s Use of Confidential Information.  Except in connection with and in furtherance of Executive’s work on the Company’s behalf, Executive shall not, without the Company’s prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity.

(iii)          Records Containing Confidential Information.  “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information.  All Confidential Records prepared by or provided to Executive are and shall remain the Company’s property.  Except in connection with and in furtherance of Executive’s work on the Company’s behalf or with the Company’s prior written consent, Executive shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity.  Upon the termination of Executive’s employment with the Company, or upon Company’s request, Executive shall immediately deliver to Company or its designee (and shall not keep in Executive’s possession or deliver to any other person or entity) all Confidential Records and all other Company property in Executive’s possession or control.  Upon reasonable request of the Company, Executive shall provide the Company with reasonable access to any computer or other device used at any time by Executive, for the sole purpose of deleting from such device all Confidential Information and Confidential Records or to determine whether such Confidential Information and Confidential Records have been properly deleted from such device in accordance herewith.

(c)            Non-Compete; Non-Solicit and Non-Interference.  For a period of 18 months following the Effective Date, Executive shall not (nor, with respect to clauses (ii) through (iv) below, shall Executive cause or encourage anyone else to):

(i)              Work as an employee or independent contractor for, serve as a director of, or become an investor in or lender to, any Competitive Business; provided, that an investment by Executive of up to 2% of the outstanding equity of any publicly traded corporation shall not constitute a violation of this section;

(ii)             Solicit, directly or indirectly on behalf of Executive or a Competitive Business, any client of the Company for purposes of selling, licensing, leasing, renting or supplying any product or service that is competitive with any product or service of the Company;

(iii)            Directly or indirectly divert or attempt to divert from the Company or any affiliate of the Company any business from the Company or any affiliate of the Company, or request, recommend or advise that any client cease or curtail doing business with the Company, or any affiliate of the Company and any of its clients or potential clients; or

(iv)          Acquire, attempt to acquire, or take any action in furtherance of acquiring, or assist, cooperate with, hold discussions with or otherwise encourage any person in acquiring, attempting to acquire or taking any action in furtherance of acquiring, directly or indirectly, control (as defined in Rule 12b-2 of the Securities Exchange Act of 1934 and the rules promulgated thereunder) of the Company, any equity interest in the Company (other than upon exercise of Executive’s options), or any rights with respect to the management of the Company (including any position on the Company’s board of directors), or otherwise influence or attempt to influence the management or direction of the Company (other than any receipt by Executive of an inquiry by a third party that (A) has been disclosed by Executive to the Company prior to the date hereof, (B) was dismissed by Executive immediately upon receipt prior to the date hereof or (C) if received after the date hereof, is promptly referred to the Company’s Chairman of the Board).

(d)            Commencing on the date hereof and through the period ending 18 months following the Separation Date, Executive shall not (nor shall Executive cause or encourage anyone else to) (i) employ or otherwise engage, or solicit for employment or attempt to employ or otherwise engage, directly or indirectly, in or on behalf of any Competitive Business, any person who is employed by or engaged as a consultant or independent contractor of the Company unless such person is no longer employed by the Company or engaged by the Company as a consultant or independent contractor or (ii) solicit, recommend or advise any person who is employed by or engaged as a consultant or independent contractor of the Company as of the Effective Date to terminate their employment or engagement with the Company for any reason.

(e)            For the purposes of this RC Section: “Competitive Business” means any business that provides any product or service that is competitive with or similar to any product or service provided by the Company; “affiliate” means any corporation, partnership, limited liability company, trust, or other entity which controls, is controlled by or is under common control with the Company; and “client” includes any individual, governmental authority, corporation, partnership, limited liability company, trust, or other entity to whom, to the Executive’s knowledge, the Company has made one or more sales during the 12 month period immediately preceding the date hereof.

(f)             If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this RC Section is unenforceable, it is the intention of the Parties that this RC Section shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this RC Section in the jurisdiction of the court that has made the adjudication.

(g)            Executive acknowledges that the restrictive covenants of this RC Section are reasonable and that irreparable injury will result to the Company and to its business and properties in the event of any breach by Executive of any of those covenants, and that Executive’s continued employment is predicated on the commitments undertaken by Executive pursuant to this RC Section.  In the event any of the covenants of this RC Section are breached, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by Executive or by any person or persons acting for or with Executive in any capacity whatsoever; and Executive shall forfeit his rights under Section 3 of this Agreement, including the right to any amounts payable pursuant thereto that remain unpaid.

(h)            If Executive desires to consult with, serve on the board of, or acquire any equity interest in any Competitive Business during the 18 month period following the Effective Date, Executive may request in advance that the Company consent to such relationship and the Company shall consent to such relationship if the Company determines in its reasonable discretion that such relationship will not be detrimental to the Company. In the event the Company approves such a relationship, that relationship, as and only to the extent so approved, shall not constitute a violation or breach of this RC Section.

8.             Successors.

(a)            This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)            This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)            The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.             Prior Agreements.

(a)           Except as otherwise provided in this section, all other agreements between Executive and the Company shall be deemed terminated hereby and superseded by this Agreement, and shall hereafter be of no further force or effect; provided, however, that this provision shall not be deemed to eliminate the Company’s obligation to indemnify Executive for claims made against or losses incurred by Executive arising out of the performance of, or as a result or his position as, an officer or director of the Company under any such agreement or the Company’s certificate of incorporation or bylaws.

(b)           Notwithstanding any other provision of this Agreement, this Agreement shall not be deemed to limit, release, impair or otherwise affect, in any way, Executive’s rights to indemnification and/or defense that Executive had in connection with Executive’s employment with the Company, whether pursuant to any certificate of incorporation, bylaw, policy, insurance contract, or otherwise.

(C)           Except as modified or contemplated to be modified hereby, the options and restricted stock unit awards granted to Executive by the Company, and the agreements related thereto, shall remain in full force and effect without change.

10.           Assistance Following Separation Date.  Executive agrees, during the 12-month period following the Separation Date, to remain reasonably available to respond to reasonable requests for information and assistance on an as-needed, as-requested basis; provided that the Company shall exercise reasonable good faith efforts to limit the extent to which its requests for such information and assistance interfere with Executive’s personal and business commitments; and provided further that Executive shall exercise reasonable, good faith efforts to respond to the Company’s requests for such information and assistance in a timely and complete fashion; provided further that the Company shall reimburse Executive for any reasonable expenses (but shall not pay Executive for Executive’s time following the Separation Date) that are approved in advance and incurred by Executive in connection with the performance of such assistance, and, provided further that if Executive is required to spend more than forty (40) hours during the twelve-month period following the Separation Date in the performance of such assistance, the Company shall provide Executive with reasonable hourly compensation for any such hours in excess of such forty (40) hour threshold.

11.           Cooperation in Proceedings.  The Company and Executive agree that they shall fully cooperate with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Executive was involved during Executive’s employment with the Company, or that concerns any matter of which Executive has information or knowledge (collectively, a “Proceeding”).  Executive’s duty of cooperation includes, but is not limited to:  (i) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s recollection of events; (ii) appearing at the Company’s request as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (iii) signing at the Company’s request declarations or affidavits that truthfully state matters of fact of which Executive has personal knowledge obtained during the course of Executive’s relationship with the Company.  The Company’s duty of cooperation includes, but is not limited to providing Executive and Executive’s counsel access to documents, information, witnesses and the Company’s legal counsel as is reasonably necessary to litigate on behalf of Executive in any Proceeding.   In addition, Executive agrees to promptly notify the Company’s General Counsel of any requests for information or testimony that Executive receives in connection with any litigation or investigation relating to the Company’s business, and the Company agrees to notify Executive of any requests for information or testimony that it receives relating to Executive.  Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any Party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any Party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority.  The Company shall exercise reasonable good faith efforts to minimize the extent to which its requests for cooperation pursuant to this section conflict with Executive’s prior professional and personal commitments, and shall reimburse Executive for the expenses that Executive reasonably and necessarily incurs in honoring Executive’s duty of cooperation under this section, provided that Executive has secured the Company’s prior consent to incur such expenses.  The Company shall not be required to compensate Executive for the first forty (40) hours spent by Executive in the performance of such assistance, but thereafter, the Company shall provide Executive with reasonable hourly compensation for any such hours in excess of such forty (40) hour threshold.

12.        Legal Releases.

(a)           Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever releases and discharges the Company, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission, (all of whom are collectively referred to as “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Execution Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section shall not extend to:  (i) any rights arising under this Agreement; or (ii) any vested rights under any pension, retirement, profit sharing or similar plan; or (iii) Executive’s rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract, in connection with Executive’s acts an omissions within the course and scope of Executive’s employment with the Company.  Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.  Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Execution Date, and Executive agrees not to not file a worker’s compensation claim asserting the existence of any such previously undisclosed illness, injury, or disability.  Executive has specifically consulted with counsel with respect to the agreements, representations, and declarations set forth in the previous sentence.  Executive understands and agrees that by signing this Agreement Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment.  Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this Agreement.

(b)           The Company, for itself, its affiliates, and any other person or entity that could or might act on behalf of it including, without limitation, its  officers, directors and attorneys (all of whom are collectively referred to as “Company Releasers”), hereby fully and forever release and discharge Executive, Executive’s heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Company Releaser on account of Executive’s employment with the Company or separation therefrom (all of whom are collectively referred to as “Company Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that the Company Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission relating to Employee’s employment with the Company or separation therefrom, without regard to present actual knowledge of such acts or omissions; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section shall not extend to:  (i) any rights arising under this Agreement; or (ii) a breach of fiduciary duty or other misconduct relating to Executive’s employment with the Company that renders Executive ineligible for indemnification by the Company under applicable law; or (iii) any claim or claims that the Company may have against Executive as of the Execution Date of which the Company is not aware as of the Execution Date because of willful concealment by Executive.    The Company understands and agrees that by signing this Agreement, it is giving up its right to bring any legal claim against Executive concerning, directly or indirectly, Executive’s employment relationship with the Company through the Execution Date.  The Company agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Executive, to include all actual or potential legal claims that the Company may have against Executive relating to Employee’s employment with the Company or separation therefrom, except as specifically provided otherwise in this Agreement.

(c)           In order to provide a full and complete release, each of the Parties understands and agrees that this Agreement is intended to include all claims, if any, covered under this section entitled “Legal Releases” (“LR Section”) that such Party may have and not now know or suspect to exist in Executive’s or its favor against any other Party and that this Agreement extinguishes such claims.  Thus, each of the Parties expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by Executive must have materially affected Executive’s settlement with the party being released.   Notwithstanding any other provision of this LR Section, however, nothing in this LR Section is intended or shall be construed to limit or otherwise affect in any way Executive’s rights under this Agreement.

(d)           Executive agrees and acknowledges that Executive: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) will receive compensation under this Agreement to which Executive would not have been entitled without signing this Agreement; (iii) has been advised by the Company to consult with an attorney before signing this Agreement; and (iv) will be given up to twenty one (21) calendar days to consider whether to sign this Agreement.  For a period of seven days after the Execution Date, Executive may, in Executive’s sole discretion, rescind this Agreement, by delivering a written notice of rescission to Paul Hilton or Paul Jacobs.  If Executive rescinds this Agreement within seven calendar days after the Execution Date, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the Parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement.  If Executive does not rescind this Agreement within seven calendar days after the Execution Date, this Agreement shall become final and binding and shall be irrevocable.

(e)           Notwithstanding anything to the contrary contained herein or in the Post-Separation Release, if the Company shall fail to make any payment required by Section 3(b), (c), (d) or (g)(vi) other than as a result of the failure of the Conditions, then the release provided by Executive and the Company pursuant to this LR Section and/or the Post-Separation Release, shall be null and void, and of no further force and effect.

13.           Additional Representation and Covenant.  Executive represents and warrants that as of the Effective Date, Executive is unaware of any facts or circumstances relating to the Company’s business that Executive believes suggest or support a claim of wrongdoing or illegal conduct of any kind by the Company or any employee, officer or director thereof, except as previously disclosed to the Company by Executive in writing.  Executive covenants that, to the extent permitted by law, following the Effective Date Executive will not take any action, or encourage any other person to take any action with the intent of, calculated or known to Executive to likely to result in the initiation or an inquiry, investigation or other action concerning the Company by any federal, state or local governmental body or agency, and that were Executive to do so Executive would commit a material breach and default under this Agreement, for which the Company would be entitled to all remedies available to the Company pursuant to applicable law, including specific performance of this covenant.

14.          Consequences of Not Timely Made Payment.  If the Company fails to make a payment to Executive when due under this Agreement on a timely basis, and provided that Executive is not in breach of this Agreement, the Company shall pay to Executive, in addition to such overdue payment, an additional amount equal to 1% of such overdue payment for each month thereafter until any such overdue payment is paid in full.

15.          Miscellaneous.

(a)            Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payments and benefits set forth herein shall be either exempt from the requirements of Section 409A of the Internal Revenue Code or shall comply with the requirements of such provision.  To the extent consistent with applicable laws, rules and regulations, as reasonably determined by the Company and its advisors, the Company shall (i) prepare and file its income tax returns in a manner consistent with the foregoing sentence, except as may be adjusted by subsequent agreement or by tax authority audit or by court decision; and (ii) not take any other actions that would result in any of the payments to be made hereunder to fail to be exempt from Code Section 409A pursuant to the provisions of Reg. 1-409A-3(j)(4)(ix)(C).  To the extent that the Company takes any action contrary to the foregoing sentence and as a result of such action, any of the payments to Executive under this Agreement become subject to the provisions of Code Section 409A(d)(1)(B), the Company agrees to reimburse, on an after-tax basis, Executive for any additional taxes, penalties or interest with respect to such payments.

(b)            This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws.

The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(c)            All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	At the most recent address on file at the Company,
cc: Cathy S. Krendl
Krendl Krendl Sachnoff & Way, P.C.
370 17th Street, Suite 5350
Denver, CO 80202

If to the Company:	CIBER, Inc.
6363 South Fiddler’s Green Circle, Suite 1400
Greenwood Village, Colorado 80111
Attn.: General Counsel

cc: Paul Hilton
Hogan Lovells US LLP
1200 17th Street, Suite 1500
Denver, CO 80202

or to such other address as either Party shall have furnished to the other in writing in accordance herewith, Notice and communications shall be effective when actually received by the addressee.

(d)            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)            All payments made by the Company under this Agreement will be subject to legally required tax and other withholdings.

(f)             Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)            All covenants and warranties contained in this Agreement are contractual and shall survive the closing of the Agreement.

(h)            In the event of any dispute relating to or arising from this Agreement, the Party substantially prevailing therein shall recover the costs and expenses that it incurred in connection with the dispute, including reasonable attorneys’ fees.

(i)             All disputes relating to or arising from this agreement shall be tried only in the state or federal courts situated in the Denver, Colorado metropolitan area.

(j)             This Agreement may be executed in counterparts, or by copies transmitted by facsimile, all of which shall be given the same force and effect as the original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE		CIBER, INC.

/s/ Mac J. Slingerlend		By:	/s/ Paul A. Jacobs

Date:	August 2, 2010	Date:	August 2, 2010

EXHIBIT A

Supplemental Legal Release

This Supplemental Legal Release (“Supplemental Release”) is between CIBER, Inc. (the “Company”) and Mac J. Slingerlend (“Executive”) (each a “Party,” and together, the “Parties”).

Recitals

A.            Executive and the Company are parties to a Executive Transition Agreement to which this Supplemental Release is appended as Exhibit A (the “Transition Agreement”).

B.            Executive wishes to receive the benefits described in Section 3 of the Transition Agreement.

C.            Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Final Separation Date of [December 31, 2010].

Agreement

The Parties agree as follows:

1.             Confirmation of Section 3 Obligations.  The Company shall pay or provide to Executive the payments and benefits, as, when and on the terms and conditions specified in the Transition Agreement.

2.             Legal Releases

(a)           Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever releases and discharges the Company, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission, (all of whom are collectively referred to as “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Final Separation Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in the Transition Agreement or this Supplemental Release, the release set forth in this Section shall not extend to:  (i) any rights arising under the Transition Agreement; or; (ii) any vested rights under any pension, retirement, profit sharing, option or restricted stock plan or similar plan to the extent not modified or terminated by the Transition Agreement; or (iii) Executive’s rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract, in connection with Executive’s acts an omissions within the course and scope of Executive’s employment with the Company.  Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.  Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Final Separation Date, and Executive agrees not to not file a worker’s compensation claim asserting the existence of any such previously undisclosed illness, injury, or disability.  Executive has specifically consulted with counsel with respect to the agreements, representations, and declarations set forth in the previous sentence.  Executive understands and agrees that by signing this Supplemental Release Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment, other than a claim for breach of the Transition Agreement.  Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this Supplemental Release.

(b)           The Company, for itself, its affiliates, and any other person or entity that could or might act on behalf of it including, without limitation, its officers, directors and attorneys (all of whom are collectively referred to as “Company Releasers”), hereby fully and forever release and discharge Executive, Executive’s heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Company Releaser on account of Executive’s employment with the Company or separation therefrom (all of whom are collectively referred to as “Company Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that the Company Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission relating to Employee’s employment with the Company or separation therefrom, without regard to present actual knowledge of such acts or omissions; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in the Transition Agreement or this Supplemental Release, the release set forth in this Section shall not extend to: (i) any rights arising under the Transition Agreement; (ii) a breach of fiduciary duty or other misconduct relating to Executive’s employment with the Company that renders Executive ineligible for indemnification by the Company under applicable law; or (iii) any claim or claims that the Company may have against Executive as of the Final Separation Date of which the Company is not aware as of the Final Separation Date because of willful concealment by Executive.  The Company understands and agrees that by signing this Supplemental Release, it is giving up its right to bring any legal claim against Executive concerning, directly or indirectly, Executive’s employment relationship with the Company. The Company agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Executive, to include all actual or potential legal claims that the Company may have against Executive relating to Employee’s employment with the Company or separation therefrom, except as specifically provided otherwise in this Supplemental Release.

(c)           In order to provide a full and complete release, each of the Parties understands and agrees that this Supplemental Release is intended to include all claims, if any, covered under this Section 2 that such Party may have and not now know or suspect to exist in Executive’s or its favor against any other Party and that this Supplemental Release extinguishes such claims.  Thus, each of the Parties expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by Executive must have materially affected Executive’s settlement with the party being released.   Notwithstanding any other provision of this Section 2, however, nothing in this Section 2 is intended or shall be construed to limit or otherwise affect in any way Executive’s rights under the Transition Agreement.

(d)           Executive agrees and acknowledges that Executive: (i) understands the language used in the Transition Agreement and in this Supplemental Release and the legal effect thereof; (ii) will receive compensation under the Transition Agreement in connection with Executive’s execution and delivery of this Supplemental Release to which Executive would not have been entitled without signing this Supplemental Release; (iii) has been advised by the Company to consult with an attorney before signing this Supplemental Release; and (iv) will be given up to twenty one (21) calendar days to consider whether to sign this Supplemental Release.  For a period of seven days after the date the Executive executes and delivers this Supplemental Release to the Company, Executive may, in Executive’s sole discretion, rescind this Supplemental Release, by delivering a written notice of rescission to Paul Hilton or Paul Jacobs.  If Executive rescinds this Supplemental Release within seven calendar days after such date, this Supplemental Release shall be void, all actions taken pursuant to this Supplemental Release shall be reversed, and neither this Supplemental Release nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the Parties, except in connection with a claim or defense involving the validity or effective rescission of this Supplemental Release.  If Executive does not rescind this Supplemental Release within seven calendar days after the day Executive signs this Supplemental Release, this Supplemental Release shall become final and binding and shall be irrevocable, subject to the provisions of clause (e) of the LR Section of the Transition Agreement.

3.       Executive acknowledges that Executive has received all compensation to which Executive is entitled for Executive’s work up to Executive’s last day of employment with the Company, and that Executive is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the payments and benefits, to the extent not already paid, described in Section 3 of the Transition Agreement.

4.       Executive agrees that the only thing of value that Executive will receive by signing this Supplemental Release is the payments and benefits described in Section 3 of the Transition Agreement.

5.       The Parties agree that their respective rights and obligations under the Transition Agreement shall survive the execution of this Supplemental Release.

[SIGNATURES FOLLOW]

NOTE:  DO NOT SIGN THIS SUPPLEMENTAL LEGAL RELEASE UNTIL AFTER EXECUTIVE’S FINAL DAY OF EMPLOYMENT.

EXECUTIVE	CIBER, INC.

By:

Date:	Date:

EXHIBIT B

OPTIONS AND RESTRICTED STOCK UNITS

	OPTIONS

Option Award #	# of Shares Granted	# of Shares Vested as of the Date of the Agreement	Additional Shares to Vest upon Satisfaction of Conditions	Expiration Date	Exercise Price	Action to be taken pursuant to Agreement
22746	200,000	200,000	—	2/21/2017	$7.2000	CANCELED
21659	200,000	200,000	—	2/23/2016	$5.8600	CANCELED
20123	400,000	400,000	—	3/30/2015	$7.1800	CANCELED
20125	200,000	200,000	—	3/30/2015	$7.1800	CANCELED
19748	25,000	25,000	—	12/20/2014	$9.4000	CANCELED
19318	12,000	12,000	—	11/4/2014	$8.9200	CANCELED
18436	20,000	20,000	—	6/9/2014	$8.7800	CANCELED
25897	69,600	23,200	46,400	3/3/2014	$2.1500	ACCELERATED*
16504	15,000	15,000	—	5/29/2013	$6.0000	CANCELED
24882	125,000	83,334	—	4/29/2013	$6.0000	CANCELED
15452	200,000	200,000	—	12/20/2012	$5.4500
15019	100,000	100,000	—	7/29/2012	$5.0200
14483	100,000	100,000	—	1/22/2012	$10.1800	CANCELED
12214	20,000	20,000	—	1/9/2011	$4.6250
12215	10,000	10,000	—	1/9/2011	$4.6250
12233	570,000	570,000	—	1/9/2011	$4.6250
2010 LTIP	118,800	—	118,800	2/1/2015	$3.2300	ACCELERATED*

Restricted Stock Units

Award #	Remaining Unvested Shares	Original Per Share Cost to CIBER	Additional Shares to Vest upon Satisfaction of Conditions			Action To Be Taken Pursuant to Agreement
24639	16,000	$4.91	16,000			ACCELERATED*
24889	10,416	$6.00	10,416			ACCELERATED*
25006	16,000	$2.11	16,000			ACCELERATED*
25947	15,466	$2.15	15,466			ACCELERATED*
2010 LTIP	39,600	$3.23	39,600			ACCELERATED*
	97,482		97,482

* Subject to satisfaction of the Conditions.

EXHIBIT C-1

TRANSFERRED LIFE INSURANCE

John Hancock	Policy No.	Term Life
John Hancock	Policy No.	Term Life
John Hancock	Policy No.	Term Life
John Hancock	Policy No.	Term Life
John Hancock	Policy No.	Term Life

EXHIBIT C-2

OTHER LIFE INSURANCE

A.            Cancelled Policy

Pac Life	Policy No.	Split Dollar

B.            Transferred Policy Following Cash Withdrawal

ING	Policy No.	Whole Life

EXHIBIT D

LONG-TERM CARE INSURANCE

John Hancock	Policy No.
Lincoln Benefit Life	Policy No.